EXHIBIT 10.5

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties in Malaysia on September 22, 2023:

Party A: NKP Holdings Ltd., a BVI business company organized and existing under the laws of the British Virgin Islands, with its registered address at Harneys Corporate Services Limited, Craigmur Chambers, Road Town, Tortola VG 1110, British Virgin Islands; and

Party B: Kong Hwee Iron Works & Construction (M) Sdn. Bhd., a limited liability company organized and existing under the laws of Malaysia, with its address at No. 37A Jalan Seruling 2, Taman Sri Kulai Baru 2, Kulai, Johor, Malaysia.

Each of Party A and Party B is hereinafter referred to individually as a “Party”, and collectively as the “Parties”.

Whereas,

1.	Party A is a BVI business company registered in the British Virgin Islands, who has the necessary resources to provide the services hereunder;

2.	Party B is a limited liability company registered in Malaysia;

3.

Party A is willing to use its advantage of know-how, personnel and information to exclusively provide Party B with such services required for its business during the term of this Agreement, and Party B agrees to accept such exclusive services provided by Party A or its designated party according to the terms hereof.

Therefore, Party A and Party B enter into the following agreements upon consensus through negotiation:

1.	Effective Date

1.1	Notwithstanding the date of this Agreement, the Parties agree that this Agreement shall be deemed to be in effect as of 7 April 2010 (“Effective Date”).

2.	Provision of Services by Party A

2.1

Subject to the terms and conditions hereof, Party B hereby appoints Party A as an exclusive service provider of Party B, to provide all services that Party B requires for its business operations during the term hereof.

1.2

Party B agrees to accept the services to be provided by Party A. Party B further agrees that, except with prior written consent of Party A, it shall not accept any services from or enter cooperation with any third party with respect to the matters contemplated herein during the term hereof. Party B also agrees that Party A may designate any other party to provide the services hereunder.

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3.	Payment of Service Fees

3.1	Both Parties agree that Party A shall be entitled to receive an amount equal to 100% of the Net Income of Party B (“Service Fees”). The Net Income shall be paid to Party A monthly (“Monthly Payment”). For the purposes hereof, “Net Income” shall mean the aggregate earnings of Party B net of losses from operations after deduction of all appropriate expenses and charges. Party A shall also be responsible for all losses incurred by Party B and funding requirement of Party B.

3.2	Party B shall, within ninety (90) days after end of the fiscal year, (a) provide Party A with the audited financial statements of the current fiscal year, which shall be audited and certified by an independent certified public accountant approved by Party A; (b) pay the difference if the audited financial statements show that the total amount of Monthly Payment paid by Party B to Party A in this fiscal year is insufficient.

4.	Confidentiality and Non-Competitioin

4.1

Both Parties acknowledge that any oral or written information exchanged between them with respect to this Agreement are confidential information. Each Party shall keep such information confidential, and shall not disclosure such information to any third party without written consent of the other Party, except for any information (a) known or will be known to the public (not through disclosure by the receiving Party); (b) the disclosure of which is required by applicable laws or any rules or regulations of any stock exchange; or (c) required by any transaction contemplated herein to be disclosed to either Party’s legal or financial consultant who shall be bound by any confidentiality obligations similar to those under this Clause 4.1. Any disclosure by any personnel or organization employed by either Party shall be deemed disclosure by such Party, and such Party shall be liable for breach by the personnel or organization of this Agreement. This Clause 4.1 shall survive termination of this Agreement for whatever reasons.

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4.2

 Except with prior written consent of Party A, Party B shall not directly or indirectly operate any business other than its existing business, nor operate any other business other than that consented by Party A in writing.

4.3	Both Parties agree that this Clause 4 shall survive any modification, cancellation or termination of this Agreement.

5.	Representations and Warranties

5.1	Party A represents and warrants that:

5.1.1	It is a company duly registered and validly existing according to the laws of the British Virgin Islands.

5.1.2

Its execution and performance hereof are within its legal capacity and business and operation scope, and it has taken all necessary corporate actions, are duly authorized and has obtained consents and approvals from any third party and government authorities, and it has not violated any laws or other restrictions binding or affecting it.

5.1.3	This Agreement constitutes legal, valid and binding obligations of Party A, and is enforceable against Party A according to its terms.

5.2	Party B represents and warrants that:

5.2.1	It is a company duly registered and validly existing according to the laws of Malaysia.

5.2.2

Its execution and performance of this Agreement is within its legal capacity and business and operation scope, and it has taken all necessary corporate actions, are duly authorized and has obtained consents and approvals from any third party and government authorities, and it has not violated any laws or other restrictions binding or affecting it.

5.2.3	This Agreement constitutes legal, valid and binding obligations of Party B, and is enforceable against Party B according to its terms.

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6.	Effectiveness and Term

6.1

This Agreement is entered into and becomes effective on the Effective Date and shall continue in full force and effect unless terminated earlier with the written consent of Party A or unless the laws of Malaysia provide otherwise.

6.3	The rights and obligations under Clauses 4, 7 and 8 hereof shall survive termination of this Agreement.

6.4

Early termination of this Agreement for any reason shall not relieve either Party’s payment obligation hereunder (including but not limited to Service Fees) which becomes due before the termination, nor relieve any liability for breach of contract occurred before the termination. All Service Fees due and payable before termination of this Agreement shall be paid by Party B to Party A within fifteen (15) working days after the termination.

7.	Applicable Law, Dispute Resolution and Law Change

7.1	The execution, validity, interpretation, performance, amendment and termination of this Agreement, and the resolution of any dispute under this Agreement shall be governed by the laws of Malaysia.

7.2

If any dispute arises out of interpretation and performance of this Agreement, both Parties shall consult to resolve such dispute in good faith. If both Parties fail to reach an agreement on resolution of the dispute within 30 days after either Party proposes consultation, either Party may refer the dispute to the court of the plaintiff’s domicile.

7.3

Where any dispute arises out of interpretation or performance hereof, or when any dispute is in litigation, except for the disputed matters, both Parties shall continue to exercise their respective rights and perform their respective obligations hereunder.

8.	Liability for Breach and Indemnification

8.1

If Party B materially violates any content under this Agreement, Party A has the right to terminate this Agreement and/or require Party B to pay damages; this Clause 8.1 shall not prejudice any other rights of Party A under this Agreement.

8.2	Unless otherwise provided by Malaysian laws, Party B has no right to dissolve or terminate this Agreement under any circumstances.

8.3

Party B shall indemnify and hold Party A harmless from any losses, damages, liabilities or costs incurred by Party A from any litigations, claims or other demands against Party A resulting from or arising out of any consultation or service provided by Party A at the request of Party B, unless such losses, damages, liabilities or costs are caused by Party A’s intentional misconduct.

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9.	Notification

9.1

All notices and other communications required or permitted by this Agreement shall be sent to the designated address of each Party by personal delivery, postage-prepaid registered mail, commercial courier service or fax. A confirmation shall be sent by email for each notice. The date of such notice is deemed to be effectively received shall be determined as follows:

9.1.1	When it is sent or refused at the designated receiving address, in case of personal delivery, courier service or postage-prepaid registered mail.

9.1.2	On the date when it is successfully transmitted (evidenced by the transmission confirmation generated automatically), in case of fax.

9.2	For the notice purpose, the address of the Parties are as follows:

Party A	Harneys Corporate Services Limited, Craigmur Chambers, Road Town, Tortola VG 1110, British Virgin Islands

Party B	No. 37A Jalan Seruling 2, Taman Sri Kulai Baru 2, Kulai, Johor, Malaysia

9.3	Either Party may change its contact address at any time by sending notice to the other Party in accordance with the terms of Clause 9.

10.	Transfer

10.1	Party B shall not transfer its rights or obligations hereunder to any third party without prior written consent of Party A.

10.2	Party B agrees that Party A may, upon prior written notice to Party B, transfer its rights and obligations hereunder to any third party without Party B’s consent.

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11.	Severability

If any or several provisions hereof are decided void, illegal or unenforceable in any respect according to any laws or regulations, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired in any respect. Both Parties shall consult in good faith to replace such void, illegal or unenforceable provisions with valid provisions to the maximum extent permitted by laws and expected by the Parties, so that the valid provisions have as much similar economic effect to that of those void, illegal or unenforceable as possible.

12.	Entire Agreement

Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

13.	Amendment and Supplement

Any amendment or supplement to this Agreement shall be made in writing. The amendment and supplemental agreement entered into by both Parties with respect to this Agreement shall constitute an integral part of this Agreement, and have equal legal force as this Agreement.

14.	Counterpart

This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

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In faith whereof, the Parties have caused this Exclusive Business Cooperation Agreement to be signed by their authorized representatives on the date first written above.

Party A: NKP Holdings Ltd. (Company seal)

Signature:
Name: Title:

Party B: Kong Hwee Iron Works & Construction (M) Sdn. Bhd. (Company seal)

Signature:
Name: Title:

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